Exhibit 99.1

Inseego Corp. Appoints Chief Financial Officer

SAN DIEGO—August 21, 2017—Inseego Corp. (Nasdaq: INSG), a leading global provider of mobile broadband and software-as-a-service (“SaaS”) solutions for the Internet of Things (“IoT”), announced that the Company has appointed Stephen Smith as Executive Vice President and Chief Financial Officer.
“Steve Smith is a proven leader who brings a wealth of senior executive experience and a track record of success in finance and operations in a number of wireless and device technology companies” said Dan Mondor, President and Chief Executive Officer of Inseego. “His appointment strengthens the Inseego management team and his contribution will be instrumental as we continue to execute our strategy of cost savings and growth initiatives.”
Mr. Smith, 59, is a long-time San Diego native. Since 2016, he served as a financial consultant serving multiple early and mid-stage SaaS, Networking, and 3D Imaging businesses, and has served as interim CFO of TetraVue Inc., a developer of high definition 4D LIDAR technology, since February 2017. From 2012 to 2016 he served as Chief Financial Officer and Head of Operations for Micropower Technologies, a private equity-backed business engaged in the development and sale of platforms enabling extreme low-power wireless video surveillance systems. From 2005 to 2012 he ran his own consulting business and also served as President of XiTron Technologies, a development stage Biotech firm that was sold to ImpediMed Ltd (ASX:IPD), a publicly-traded medical device company. From 1999-2005, he served as Senior Vice President and Chief Finance and Accounting Officer of Applied Micro Circuits Corporation (NASDAQ: AMCC), a publicly-traded semiconductor company that designs network and embedded power architecture, optical transport and storage solutions. Mr. Smith previously held senior finance and accounting positions with ST Microelectronics, Northern Telecom and Motorola. Mr. Smith serves as a director of the Business Executive Council of San Diego, and Niels Brock/CIBU, a Denmark based International Business University. He holds a bachelor of science degree in accounting from Arizona State University.
Tom Allen, who has served as the Company’s Interim Chief Financial Officer since May 16, 2017, will continue to provide consulting services to the Company, including transition assistance to Mr. Smith in his new role as CFO. Mondor continued, “I would like to thank Tom for his invaluable contribution to the company during the planning and initial implementation phase of our cost savings and growth initiatives.”

ABOUT INSEEGO CORP.

Inseego Corp. (Nasdaq: INSG) is a leading global provider of MiFi®-branded intelligent wireless solutions for the worldwide mobile communications market and software-as-a-service (SaaS) and solutions for the Internet of Things (IoT). The Company sells its telematics solutions under the Ctrack brand, including its fleet management, asset tracking and monitoring, stolen vehicle recovery, and usage-based insurance platforms. Inseego Corp. also sells business connectivity solutions and device management services through Inseego North America (formerly Feeney Wireless). The Company is headquartered in San Diego, California. www.inseego.com Twitter @inseego